Exhibit 99.0

May 10, 2005 - SoftBrands Elects Lewis to Board of Directors

Minneapolis, May 10, 2005 – The Board of Directors of SoftBrands, Inc. today elected a new director, W. Douglas Lewis.

During his career, Lewis has served as chief information officer at Carnival Corporation; Six Continents Hotels; AT&T/Lucent Technologies; and the Pratt & Whitney division of United Technologies. In addition, Lewis has served as a senior partner for the Edge Consulting Group and as managing director for Leading the Way, an international ministry. Earlier in his career, Lewis held software development and strategic planning positions at General Dynamics.

“We are very fortunate to have someone of Doug’s caliber join our board, and I know we will benefit from both his technology and business management expertise,” said George Ellis, SoftBrands chairman and chief executive officer.

Lewis holds a Bachelor of Science degree from Louisiana State University and an M.S. in systems engineering from Southern Methodist University. He is currently a board member of Open World, a United Kingdom-based internet services company.

About SoftBrands

SoftBrands, Inc. is a global leader in providing solutions for small to medium-sized businesses worldwide, currently focused on the hospitality and manufacturing industries. With more than 4,000 customers in over 60 countries now actively using its manufacturing (Fourth Shift, Fourth Shift Edition for SAP Business One, evolution, Demand Stream) and hospitality products, SoftBrands has established a worldwide infrastructure for distribution, development and support of enterprise software. The company, headquartered in Minneapolis, Minnesota, has over 500 employees with branch offices in Europe, Asia, Australia and Africa. Additional information can be found at www.softbrands.com.

Contact Information:

Jennifer Meyer

Corporate Public and Media Relations

+1 612 851 1526

jennifer.meyer@softbrands.com